EXHIBIT 10.10

NET/TECH HYGIENE GUARD

PHASE II DEVELOPMENT CONTRACT PROPOSAL

Hygiene Guard Phase II Deliverables

The following is a list of deliverables remain the same as detailed in the original proposal submitted for your review, and accepted. Phase II overall scope would be full, detailed engineering development and implementation of the electronics and packaging.

1. Engineering and Development: A complete engineering package ready for submission to P.C. board manufacturers. This would include system schematics, P.C. board layouts and artwork.

2. Prototype and Development: A fully functional prototype system and modified soap dispenser, equipped with the proposed sensing device, based on the design architecture selected for production. Some compromises in actual packaging of the badge for prototyping may be necessary due to very long lead times associated with tooling and molding.

3. Implementation and Debug: two weeks of engineering time to install, set up and demonstrate the prototype system.

4. Documentation: This includes all system drawings, installation manual and operators manual.

SDC would be prepared to offer our facility as a demonstration site if so desired.

Non-Recurring Costs:

         Engineering and Development                 $18,000
         Prototyping fabrication            $27,000
         Implementation and Debug                    $ 5,000
         Documentation                               $15,000

Total Phase II Development Costs:                    $65,000

Delivery:

Delivery of the complete working prototype is in three months, ARO. Please refer to the original proposal outlining Phase I and Phase II which states Phase II to take approximately 4 months. The critical path item will be the badge itself. We may be able to fabricate a functional mock up of the badge so as to allow demonstration of the complete system on a more aggressive schedule. The primary reason for the long delivery is the complicated artwork and tooling necessary for miniaturizing the badge. Delivery of the other major components of the system will be by year end.


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Obviously the other elements of the project such as the system schematics will be completed much sooner, as the first piece fabrication activity is consuming most of Phase II time. We will begin an active campaign of pressure, both verbally and with pay premiums to assist in compressing the fabrication time.

Terms:

SDC terms are net 30 days. Billing to be submitted monthly. SDC is prepared to accept Net/Tech stock for half our fee, and the balance in cash. All direct costs to SDC such as subcontractor expenses and vendor supplied items will be billed through to Net/Tech, under the terms stated above, with all mark-ups applied to the fee portion


Authorized Signatures:



/s/ KEVIN BRADY                       /s/ GLENN E. COHEN
------------------  Date: 10/29/96   -------------------------   Date: 10/29/96
Kevin Brady, VP                       Glenn E. Cohen, President
Product Development